                                                                    EXHIBIT 11.1

                        NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHAdE

             (Accounting principles generally accepted in Canada)
        (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)



                                              Fiscal quarters ended  Two fiscal quarters ended
                                              ---------------------  -------------------------

                                                    Oct 31,    Nov 1,       Oct 31,    Nov 1,
                                                     1999       1998         1999       1998
                                                   --------  ---------    --------  --------
Basic earnings per share

 Net earnings                                      $301,709   $ 53,314    $348,995   $ 88,834
                                                   ========   ========    ========   ========

 Common Shares outstanding
  at the beginning of the period                    180,597    176,558     180,105    175,686

 Weighted average number of Common Shares
   issued during the period                             266        208         526        744
                                                   --------   --------    --------   --------

 Weighted average number of Common Shares
   outstanding during the period                    180,863    176,766     180,631    176,430
                                                   ========   ========    ========   ========

 Basic earnings per share                          $   1.67   $   0.30    $   1.93   $   0.50
                                                   ========   ========    ========   ========

Fully diluted earnings per share

 Earnings before imputed earnings                  $301,709   $ 53,314    $348,995   $ 88,834

 After tax imputed earnings from the investment
   of funds received through dilution                11,826         --      22,719         --
                                                   --------   --------    --------   --------

 Adjusted net earnings                             $313,535   $ 53,314    $371,714   $ 88,834
                                                   ========   ========    ========   ========

 Weighted average number of Common Shares
   outstanding during the period                    180,863    176,766     180,631    176,430
                                                   ========   ========    ========   ========

 Weighted average common share
   equivalents based on conversion of
   outstanding stock options                         25,078         --      22,861         --
                                                   --------   --------    --------   --------

 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                205,941    176,766     203,492    176,430
                                                   ========   ========    ========   ========

 Fully diluted earnings per share                  $   1.52   $   0.30    $   1.83   $   0.50
                                                   ========   ========    ========   ========


                                (Page 50 of 52)